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                                                                    Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT


         We consent to the use in this Post-Effective Amendment No. 7 to Registration Statement No. 333-40977 of K & F Industries, Inc. of our report dated February 12, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142) appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP



New York, New York
April 23, 2003